Exhibit 99.1

U.S. Lithium Acquires Mining Project in Saskatchewan
Historic Massive Sulphide Deposit Expected To Contain High Levels of Cobalt

HENDERSON, NV, FEBRUARY 24, 2017 (GLOBE NEWSWIRE)  - U.S. Lithium Resources Inc. (OTC-LITH) (the “Company”) is pleased to announce it entered an agreement to acquire 100% of the Gochagar Lake Nickel-Copper-Cobalt project claims from Diamond Hunter Ltd (the ”Vendor”).

The project, which consists of four claims covering 3,759 hectares, is located in northern Saskatchewan approximately 75 km north of the town of La Ronge.  Historical exploration has identified semi-massive and massive Ni-Cu deposits with significantly elevated levels of Cobalt, a vital component in the manufacture of the latest generation of lithium ion batteries.

This acquisition aligns with the Company’s strategy to find, acquire and develop mineral deposits that are key to the growing energy storage market, particularly electric vehicles. Cobalt and nickel, along with lithium, are all critical components in the rapidly developing rechargeable battery market.

Greg Rotelli, Chief Executive Officer of U.S. Lithium, commented “We are excited to be acquiring this large block of claims in the Saskatchewan province of Canada.  Cobalt, as well as nickel and copper, are vital raw materials in the green energy space.  US Lithium remains committed to helping satisfy the needs of this growing industry.”

He added, “With over 50% of the world’s cobalt currently supplied from the conflict-stricken Democratic Republic of the Congo, we welcome the opportunity to explore for this critical mineral in the mining friendly jurisdiction of Saskatchewan”.

Following review of the property, Eric Allison, Director of LITH and Chief Geologist said, “The initial review of the historical technical data indicates favorable conditions for the presence of a viable Ni-Cu-Co deposit.  Application of the latest technology and exploration methods should significantly increase our understanding of the deposit and I look forward to our initial results and planned future drill programs.  The proximity to the historic Rottenstone Ni-Cu Mine and the Lynn Lake Mining Center puts us in the same neighborhood with other high- quality massive sulphide deposits”.

Under the terms of the agreement, the Company will issue 8 million shares to the Vendor who will retain a 2% Net Smelter Royalty on the current claims as well as on any additional claims acquired by the Company within 5 km of the current claim boundaries.  The Company will have the right to buy back 1% of the NSR for a purchase price of US$1.25 million.  In addition, the Company agrees to incur development expenditures of not less than US$50,000 on or prior to June 1, 2017 and not less than US$225,000 on or prior to July 12, 2018.

Background and Technical Summary

Nickel-copper-cobalt sulphide mineralization was discovered at Gochagar Lake, located in the La Ronge meta-volcanic belt, in the mid-1960s with subsequent exploration carried out mainly by the Scurry-Rainbow Oil Company Limited.  Exploration activities included soil sampling, trenching of gossans, geophysical surveys and diamond drilling.  A total of 85 mostly vertical drill holes (total of 27,400 m) delineated the mineralized Gochagar A-Zone (or Main Zone) with a strike length of 330 meters, widths of up to 120 meters, and depths of up to 305 meters. The Gochagar A-Zone mineralization consists of disseminated mm-cm size blebs of sulphide, net-textured sulphide and, in places, semi-massive to massive sulphide pods. Assay grades of up to 3.1% Ni, 0.28% Cu, and 0.22% Co were reported.  Saskatchewan government records (Mineral Property # 0880) reported assay values as high as 3.92%Ni, 0.70% Cu and 2.86% Co.  Historical resource estimates reported 4.3 million tonnes grading 0.30% Ni and 0.08% Cu in 1968 and 1.8 million tonnes at 0.735% Ni equivalent in 1990.  Neither of these historic estimates are compliant with NI43-101 or any other currently recognized standards and should not be relied upon.

Examination of the available geological and geophysical data, plus first-hand experience on the property by a senior Ni-Cu-PGE consultant, indicates the property has some very positive exploration attributes not previously recognized.  These include:

1.
The semi-massive and massive sulphide concentrations in the Gochagar mineralized zone have extremely high Ni/Cu ratios (>10), and Pd/Ir ratios (6-11). No other Ni-Cu sulphide deposits in Saskatchewan fall into this metal ratio range. These metal ratios are only found in nickel ores from Komatiitic geological terranes like that of the world class Thompson Nickel Belt and the Australian Kambalda nickel mining camp.   Since 1980, it has been speculated that komatiitic nickel sulphide mineralization and potential ores should exist in the central La Ronge meta-volcanic belt because of the recognition of komatiite lavas in the belt.

2.
Research has clearly demonstrated that the komatiitic composition of the massive sulphides in the Gochagar Lake deposit are not compatible with the host rock and rock forming mineral compositions that the sulphides reside in. This suggests that these high grade Ni-Cu-Co sulphides were introduced through an interconnected mineralized plumbing system that was tapping into a much more primitive mineralized komatiitic system at depth or proximal to the main deposit.  This is further corroborated by discoveries in the Gochagar Lake area of discrete high grade massive Ni-Cu-Co sulphides in the surrounding   country rock.  These sulphides are devoid of any mafic or ultramafic rock material like that hosting the Gochagar Lake deposit.

3.
The Gochagar Lake area and deposit sit on the boundary between the Rottenstone Domain and the La Ronge Domain. It is well known that structural boundaries between two major geological terranes are an excellent geological environment for the formation of world-class Ni-Cu deposits.  Voisey’s Bay Ni-Cu camp being the most recent example of this.

4.
The area is extensively covered with glacial debris and muskeg so surface geological prospecting should not reveal any new gossans or outcrop showings, as was the case in the early exploration of the 1960’s. However, a 2,284 km deep penetrating state of the art airborne electromagnetic and magnetic survey (VTEM) was flown in June 2008 and identified numerous potential targets that have yet to be investigated.

US Lithium’s initial work plan will involve a digital compilation of all available data into a comprehensive data base, reprocessing of all geophysical data and a complete reinterpretation of the geology.  A new 3-D model will be generated which will allow the Company to better visualize the deposit’s potential size and geometry and prepare its Phase 2 drilling plan.

About U.S. Lithium Corporation

U.S. Lithium Corporation is an exploration and development company focused in North America on lithium and related resources for the rapidly growing energy storage industry. The Company looks to capitalize on opportunities within the lithium sector including providing lithium to the ever expanding next generation battery market.  Lithium demand is projected to triple by the year 2025 according to a recent report by Goldman Sachs and for many analysts is considered the new gasoline of the future. As the demand for lithium expands, U.S. Lithium Corp intends to be an integral part of this next booming industry. Our current focus is in the Basin and Range province of Nevada where the only producing lithium brine mine in North America, Albemarle’s Silver Peak Project, is located.  Elon, our first project, is located in Clayton Valley and is in close proximity to Silver Peak and several other active explorers and developers.

Forward-looking Statements:

Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of technology programs; competition from other companies; and the Company's ability to obtain additional funding required to conduct its activities. Please refer to the company's filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the Company to differ materially from those expressed or implied in such forward looking statements. The Company undertakes no obligation to update or revise any forward-looking statements.

Contact:
US Lithium Corp.
Gregory Rotelli
President
ir@uslithiumcorp.com

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